Exhibit 3.1

Section 1.03. Special Meetings. (a) Special meetings of stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and shall be called by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary upon the written request of a majority of the Board of Directors or an Eligible Holder or group of Eligible Holders (as defined below) of at least 25% of the voting power of the stock of the corporation then entitled to vote for the election of directors; provided that any such written stockholder request shall be made in accordance with the procedures set forth in this Section 1.03. “Eligible Holder” means any record holder of the stock of the corporation then entitled to vote for the election of directors that (i) is making such request on its own behalf (and not on behalf of a beneficial owner of such stock), or (ii) is making such request on behalf of a beneficial owner of such stock, provided that, in the case of this clause (ii), such request must be accompanied by proof of such beneficial ownership in a form that would be sufficient to prove eligibility to submit a shareholder proposal under paragraph (b) of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended as defined in Section 1.09 below, or any successor rule.In determining whether requests to call a meeting have been received from Eligible Holders of at least 25% of the voting power of the stock of the corporation then entitled to vote for the election of directors, multiple requests to call a special meeting will not be considered together if they relate to different items of business. Subject to paragraph (4) below, business transacted at any special meeting of stockholders shall be limited to the proposals set forth in the notice of such meeting.

(1)

A written request to the Secretary from a stockholder that is an Eligible Holder to call a special meeting (a “Meeting Request”) shall not be effective unless it is signed in writing, delivered to the Secretary, and dated by such stockholder and unless it includes all of the applicable information and representations (including any required supplements) described in Section 1.09 relating to the Eligible Holder (and any Stockholder Associated Person), any nominees for director (if applicable) or any proposal of other business to be considered at such special meeting (assuming the Eligible Holder was a stockholder making a director nomination or proposal for other business at an annual meeting of stockholders in accordance Section 1.09). A stockholder may revoke a Meeting Request by written revocation delivered to the Secretary at any time prior to the special meeting; provided, however, that if any such revocations are received by the Secretary and, as a result of such revocation, there are no longer unrevoked Meeting Requests from Eligible Holders of at least 25% of the voting power of the stock of the corporation then entitled to vote for the election of directors, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

(2)

A Meeting Request from a stockholder to call a special meeting shall be ineffective if (A) it relates to an item of business that is not a proper subject for stockholder action under applicable law, (B) it relates to an item of business that is not a proper subject for stockholder action under the Company’s Certificate of Incorporation or these Bylaws, (C) such request is delivered between the time beginning on the 61st day after the earliest date of signature on an effective Meeting Request that has been delivered to the Secretary relating to an item of business (other than the election of directors) that is identical or substantially similar (a “Similar Item”) to an item of business included in such request and ending on the one-year anniversary of such earliest date, (D) a Similar Item will be submitted for stockholder approval at any stockholder meeting to be held on or before the 90th day after the Secretary receives such Meeting Request, or (E) a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the Secretary of such request to call a special meeting.

(3)

The Board of Directors shall determine in good faith whether the requirements of paragraph (2) have been satisfied. The Secretary shall determine in good faith whether all other requirements of this Section 1.03(a) have been satisfied. Any determination pursuant to this paragraph (3) shall be binding on the corporation and its stockholders.

(4)

Subject to paragraph (5), the Board of Directors shall determine the place, and fix the date and time, of any stockholder-called special meeting. The Board of Directors may submit its own proposal or proposals for consideration at a stockholder-called special meeting. The record date for such meeting shall be fixed in accordance with Section 213 (or its successor provisions) of the General Corporation Law of Delaware and in accordance with Article VII, Section 7.03 of these By-Laws.

(5)

After receipt by the corporation of a Meeting Request in proper form, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary shall duly call a special meeting of the stockholders for a date no later than 90 days after the receipt of such Meeting Request, for the purpose or purposes specified in the Meeting Request and any other purposes specified by the Board of Directors. The corporation shall promptly provide written notice of such special meeting, and the purpose or purposes thereof, to the stockholders in accordance with Section 1.04.

(6)

If the Board of Directors or the Secretary shall determine that any Meeting Request was not properly made in accordance with this Section 1.03 or that the subject matter is not a proper purpose for action by the stockholders under applicable law, then the Chairman of the Board, the Chief Executive Officer, the President or the Secretary shall not be required to call a special meeting of the stockholders pursuant to this Section 1.03.  If none of the Eligible Holders who submitted a Meeting Request appears or sends a Qualified Representative (as defined in 1.09(c) of this Article I), the corporation need not present such matters for a vote.